Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP AND UNIVERSITY OF PHOENIX EXAMINE THE FUTURE OF
HIGHER EDUCATION IN AMERICA
Report Identifies Higher Education Imperatives in U.S., Outlines Transformations and Innovations
Necessary to Achieve Key Education and Economic Goals
PHOENIX, August 23, 2010 –Apollo Group, Inc. (NASDAQ: APOL) and University of Phoenix today released a report examining the significant challenges facing America’s higher education system and the fundamental transformations that must occur to meet President Obama’s mandate that the United States produce the highest percentage of college graduates of any developed nation by 2020. The report, “Higher Education at a Crossroads,” includes an analysis of the vital role proprietary colleges and universities play in meeting the President’s goals and reaffirms University of Phoenix’s commitment to advancing quality education, innovations in learning, and industry-leading student protections.
“We share the President’s vision of a future in which Americans once again lead the world in higher education,” said Greg Cappelli, Apollo Group Co-Chief Executive Officer. “Education Secretary Arne Duncan has affirmed the vital role proprietary institutions will continue to play in realizing this vision. Our report lays out the ways in which institutions like University of Phoenix are uniquely positioned to increase access to higher education for all Americans at a significantly lower cost to society and without compromising quality.”
Key findings of “Higher Education at a Crossroads” include:
•	Education is critical for America to remain competitive in a global, knowledge-based economy. Since the 1950s, the percentage of jobs that require advanced skills or education has increased from 20 percent to 60 percent. Despite this fundamental change, today only 35 percent of the American workforce has attained a four-year degree.

•	Increasing the number of college graduates, a central goal of the Obama administration, is a challenging and costly endeavor. Using the public higher education system alone to educate the tens of millions of students needed to meet the President’s goals would cost more than $800 billion over the next ten years. Well managed proprietary institutions can meet growing demand for expanded access to higher education at less than half this cost.

•	Accredited, degree-granting proprietary schools like University of Phoenix play a critical role in educating “non-traditional” learners. Today, 73 percent of college students are classified as “non-traditional” by the Department of Education, meaning the traditional four-year residential college experience simply doesn’t work for them. Proprietary schools innovate and adapt to the needs of these students – who represent the majority of all college and university students in the U.S. – with flexible scheduling, small class size, and high levels of student support.

•	Students at four-year proprietary institutions borrow less on average than those at traditional private institutions but more than students at four-year public schools. Non-traditional students have significant borrowing needs due, in part, to their financially independent status. Students at proprietary institutions tend to default at relatively higher rates; however, demographics have a more meaningful impact on default rates than institution type. At University of Phoenix, the 2008 two-year draft cohort default rate was 13.1 percent based on the incidence of default; however, the dollar-default rate (the true economic impact of defaults) for the same period is estimated to be just 6.7 percent. Furthermore, for students who have graduated with a University of Phoenix degree, the cumulative default rate is estimated to be less than 1 percent for the 2005, 2006 and 2007 cohorts.

•	Apollo Group’s University of Phoenix delivers a quality education that employers value. University of Phoenix invests significantly in its students’ education and student services. Education and instructional spending is its highest category of expense. Learning outcomes, measured by third-party testing companies, demonstrate students’ accomplishments – University of Phoenix students typically enter with lower average assessment scores than the national average but substantially close that gap by their senior year. In the last year alone, University of Phoenix produced 90,000 graduates, and many of the University’s alumni are successfully employed in companies throughout the U.S. in senior level positions within prominent organizations.

•	Apollo Group and University of Phoenix are taking a leadership role in promoting and preserving a culture of accountability, transparency, and compliance. University of Phoenix has committed to important new student protections, including a financial literacy program to promote responsible borrowing and a free orientation program for less-experienced students to help them experience the rigors of college-level work, before they enroll and take on the burden of student debt. The University is also eliminating enrollment factors as a component of its counselors’ evaluation and compensation.
“For over 30 years, Apollo Group and University of Phoenix have been leading innovation in higher education,” said Chas Edelstein, Co-CEO of Apollo Group. “We are equally committed to leading the industry in transparency, standards and practices. We share many of the concerns recently raised by Congress, and we believe that thoughtful, consistent regulation is critical to the long-term success of higher education in America.”
“We are proud of our unwavering commitment to serve the needs of working learners, who have been largely ignored by the traditional higher education system,” said Dr. William J. Pepicello, President of University of Phoenix. “We are dedicated to helping non-traditional students achieve their life and career goals through innovative, quality education. We strive to continually improve, and we are committed to providing the best education and strongest student protections possible.”
Apollo Group’s position paper: Higher Education at a Crossroads is available at www.apollogrp.edu.

About University of Phoenix
University of Phoenix is constantly innovating to help students balance education and life in a rapidly changing world. Through flexible schedules, challenging courses, small classes and highly interactive learning, students achieve academic and career aspirations without putting their lives on hold. University of Phoenix serves a diverse student population, offering associate’s, bachelor’s, master’s, and doctoral degree programs from campuses and learning centers across the U.S. as well as online throughout the world. It is accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of May 31, 2010). For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward Looking Statements Safe Harbor
Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in such statements due to various factors, including changes in the overall U.S. or global economy, changes in enrollment or student mix, including as a result of the roll-out of the Company’s University Orientation program to all eligible students, the impact of changes in the manner in which the Company evaluates and compensates its counselors that advise and enroll students, changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, including the proposed program integrity regulations published for comment by the U.S. Department of Education on June 18, 2010, and the proposed regulations relating to “gainful employment” published for comment by the U.S. Department of Education on July 23, 2010, changes in the Company’s business necessary to remain in compliance with U.S. federal student financial aid program regulations and the accrediting criteria of the relevant accrediting bodies, and other regulatory developments. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2009 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollogrp.edu.
Investor Relations Contacts:

Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:

Alex Clark ~ (310) 773-7398 ~ alex.clark@apollogrp.edu

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